UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2023

JOANN Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40204	46-1095540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 Darrow Road

Hudson, Ohio 44236

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (330) 656-2600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common stock, par value $0.01 per share	JOAN	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of President and Chief Executive Officer

On May 8, 2023, Wade Miquelon ceased serving as the President and Chief Executive Officer of JOANN Inc. (the “Company”), and retired from the Company and its subsidiaries, effective as of that same date (the “Retirement Date”). On the Retirement Date, Mr. Miquelon also resigned as a Class I director of the Board of Directors (the “Board”) of the Company. Mr. Miquelon’s departure from the Board was not the result of any disagreement between Mr. Miquelon and the Company, its management, the Board or any committee of the Board. In connection with Mr. Miquelon’s resignation as a director, the Board reduced the size of the Board from seven directors to six directors and the number of Class I directors from two directors to one director.

Separation Agreement and Release

In connection with Mr. Miquelon’s retirement from the Company, on the Retirement Date, the Company and Mr. Miquelon entered into a Separation Agreement and Release (the “Separation Agreement”) to memorialize certain terms of his retirement. Under the Separation Agreement, in exchange for Mr. Miquelon’s timely execution and non-revocation of a newly-negotiated general release of claims contained in the Separation Agreement, Mr. Miquelon will receive $392,500 as a lump sum cash payment. Mr. Miquelon also reaffirmed under the Separation Agreement the restrictive covenants to which he is subject. The Company is also obligated to provide Mr. Miquelon with his earned but unpaid base salary through the Retirement Date. Mr. Miquelon’s outstanding Company equity awards will be governed by the applicable terms of the equity plans and award agreements for such awards regarding his retirement, including any continued vesting and continued exercisability provisions already applicable to such awards pursuant to their existing retirement terms.

Appointment of Interim Office of Chief Executive Officer

The Company is undertaking a search for a permanent Chief Executive Officer. While a search for a permanent replacement is underway, the Board has established an Interim Office of the Chief Executive Officer, comprised of Scott Sekella, Executive Vice President, Chief Financial Officer, and Christopher DiTullio, Executive Vice President, Chief Customer Officer, to assume the duties of the Interim Office of the Chief Executive Officer, effective as of the Retirement Date. During the interim period, the Interim Office of the Chief Executive Officer will report to a newly formed Transition Committee of the Board. Mr.DiTullio assumed the duties of the Company’s principal executive officer, effective as of the Retirement Date.

Mr. Sekella, age 46, was appointed as the Company’s Senior Vice President, Chief Financial Officer in September 2022. His responsibilities cover all aspects of the Company's finance, accounting, real estate and indirect procurement functions. Prior to joining the Company, Mr. Sekella served as Vice President, Corporate FP&A at Under Armour, Inc., a branded athletic performance apparel, footwear and accessories company, from 2019 to 2022, and prior to that, was Interim Corporate Controller in 2019, and Senior Director, FP&A from 2016 to 2019. Prior to that, Mr. Sekella was Vice President, Global Controller of Crocs, Inc. from 2014 to 2016. Prior to that, he spent 14 years in roles of increasing responsibility in the financial organizations of Henkel of America, Pfizer, and Ford Motor Company.

Mr. DiTullio, age 50, was appointed as the Company’s Executive Vice President, Chief Customer Officer in February 2022 after serving as the Company’s Senior Vice President, Chief Customer Officer since October 2019. Mr. DiTullio joined the Company in 2005 and since that time has held various leadership roles in inventory management, marketing, e-commerce and omni-channel. Prior to joining the Company, Mr. DiTullio held roles in operations and inventory management with JC Penney, Homeplace, Inc. and Cole Vision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOANN INC.

Dated: May 9, 2023	By:	/s/ Scott Sekella
	Name:	Scott Sekella
	Title:	Executive Vice President, Chief Financial Officer